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                                                                    Exhibit 23.3




                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Unitrode Corporation for the registration of 8,582,047 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1998, except for Notes 11 and 12, as to which the date is March 2, 1998, with respect to the consolidated financial statements and schedule of BENCHMARQ Microelectronics, Inc., included in the annual report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                   Ernst & Young LLP


Dallas Texas
July 9, 1998